As filed with the Securities and Exchange Commission on July 28, 2016

Registration No. 333-212432

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5 to
FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Cellect Biotechnology Ltd.

(Exact name of Registrant as specified in its charter)

State of Israel	2836	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

23 Hata’as Street
Kfar Saba, Israel 44425
(+972) (9) 974 1444

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vcorp Services, LLC
25 Robert Pitt Drive, Suite 204
Monsey, New York 10952
888-528-2677

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Oded Har-Even, Esq.
Howard E. Berkenblit, Esq.
Shy S. Baranov, Esq.
Zysman, Aharoni, Gayer and
Sullivan & Worcester LLP
1633 Broadway
New York, NY 10019
Telephone: (212) 660-3000
Facsimilie: (212) 660-3001	Ronen Kantor, Esq. Giora Gutman, Esq. Doron Tikotzky Kantor Gutman Cederboum & Co 12 Abba Hillel Silver Rd. Ramat Gan, Israel 52506 (+972) (3) 613-3371 (+972) (3) 613-3372 (facsimile)	Robert F. Charron, Esq. Ellenoff Grossman & Schole, LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300	Barnea & Co. HaRakevet St. 58 Tel Aviv, Israel 6777016 (+972) (3) 640-0600 (+972) (3) 640-0650

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Cellect Biotechnology Ltd. (the “Registrant”) is filing this Amendment No. 5 (the “Amendment”) to its Registration Statement on Form F-1 (Registration Statement No. 333-212432) as an exhibits-only filing to file Exhibit 5.1 and Exhibit 5.2 and restate the list of exhibits set forth in Item 8 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, including the signature page and the exhibit index, and the filed exhibits. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. We may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;
•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and
•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;
•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and
•	a financial liability imposed on the office holder in favor of a third party.

Under our articles of association, we may insure an office holder against the aforementioned liabilities as well as the following liabilities:

•	a breach of duty of care to the company or to a third party;
•	any other action which is permitted by law to insure an office holder against;

•	expenses incurred and/or paid by the office holder in connection with an administrative enforcement procedure under any applicable law including the Efficiency of Enforcement Procedures and the Israeli Securities Law, which we refer to as an Administrative Enforcement Procedure, and including reasonable litigation expenses and attorney fees; and
•	a financial liability in favor or a victim of a felony pursuant to Section 52ND of the Israeli Securities Law.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;
•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;
•	an act or omission committed with intent to derive illegal personal benefit; or
•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders. See “Management  — Approval of Related Party Transactions under Israeli Law.”

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law and the Israeli Securities Law, including expenses incurred and/or paid by the office holder in connection with an Administrative Enforcement Procedure.

Prior to the closing of this offering, we intend to enter into indemnification agreements with our office holders to exculpate, indemnify and insure our office holders to the fullest extent permitted by our articles of association, the Companies Law and the Israeli Securities Law, including expenses incurred and/or paid by the office holder in connection with an Administrative Enforcement Procedure. The indemnification thereunder will be limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount which shall not exceed 25% of our net assets based on our most recently audited or reviewed financial statements prior to actual payment of the indemnification amount. Such maximum amount is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

The following is a summary of transactions during the three years preceding this offering, involving offers and sales of our securities which took place outside the United States and were not registered under the Securities Act:

As a result of the merger with Cellect Biotherapeutics, which closed on July 1, 2013, Cellect Biotherapeutics became a fully owned subsidiary and we issued to shareholders of Cellect Biotherapeutics 44,887,373 ordinary shares, options (Series 1) exercisable for 227,358 ordinary shares until April 30, 2018 and options (Series 2) exercisable for 341,037 ordinary shares exercisable until July 1, 2015, which constituted approximately 85% of our then outstanding share capital on a fully diluted basis.

On October 10, 2013, our board of directors approved a private placement of 3,959,302 of our ordinary shares to six investors, in consideration for NIS 3,405,000. On October 22, 2013, the TASE approved the issuance.

On May 13, 2014, Michael Ilan Management and Investments Ltd. (a private company wholly-owned by Mr. Michael Ilan) purchased 14,217,070 of our ordinary shares for NIS 15,000,000 in a private placement. In connection with the closing, a broker was granted a total of 426,512 options exercisable into 426,512 ordinary shares and paid cash of NIS 450,000.

On July 31, 2014, we granted options to purchase an aggregate of 1,226,512 ordinary shares (including 426,512 options to the broker for the above-referenced private placement,) to one employee, two senior officers and two consultants.

On September 8, 2014, we granted options to purchase 1,200,000 ordinary shares to our Chief Executive Officer and options to purchase 100,000 ordinary shares to a director.

On April 20, 2015, we published a shelf offering under the shelf prospectus dated November 25, 2014, pursuant to which the public was offered up to 4,500,000 shares and up to 4,500,000 options (Series 1), exercisable into 4,500,000 of our ordinary shares. We exercised our right for an over-allotment not to exceed 15% of the total securities offered through the shelf offering, such that in total, we issued 4,523,500 ordinary shares and 4,523,500 options (Series 1). The total gross proceeds we received in respect of the securities offered to the public according to the shelf offering totaled NIS 6,604,000. In connection with the offering, we granted 200,000 options (Series 1) exercisable for 200,000 ordinary shares to a broker at an exercise price of NIS 1.85 per share.

During June 2015, 341,073 options were exercised for 341,073 ordinary shares, in consideration for a total of NIS 104,000.

On August 26, 2015, we granted to each of our directors, including the external directors, options exercisable for 72,000 ordinary shares.

On December 7, 2015, we granted 2,658,246 options to purchase 2,658,246 ordinary shares to Mr Twito, our Deputy Chief Executive Officer and Chief Financial Officer. The options are exercisable at NIS 1.286 per share and expire on December 7, 2025.

On February 18, 2016, the Company completed a private placement of 5,783,437 of our ordinary shares to 28 investors, in consideration for NIS 8.0 million of which the issuance of 287,769 shares is subject to approval by our shareholders. As part of the private placement, we granted 1,927,801 options (Series 2/16) exercisable for 1,927,801 ordinary shares, at an exercise price of NIS 2.1 ($0.54) per share of which the issuance of 95,923 options which was approved by our shareholders.

On March 31, 2016, we granted 600,000 options to purchase 600,000 of our ordinary shares to a consultant. The options are exercisable at NIS 2.1 per share.

On May 29, 2016, 4,000 warrants (Series 1) were exercised and as a result we issued 4,000 ordinary shares for a total exercise price of NIS 7 thousand ($2 thousand).

On May 31, 2016, we granted options to purchase 70,000 of our ordinary shares to an employee pursuant to the terms of our Employee Stock Option Plan. The options are exercisable at NIS 1.68 per share and vest over a period of 36 month and expire on June 2026, or 90 days following employee termination.

None of the transactions after our initial public offering in Israel used the services of a U.S. underwriter. We claimed exemption from registration under the Securities Act for the foregoing transactions under Regulation S under the Securities Act and/or Section 4(a)(2) under the Securities Act.

Item 8. Exhibits and Financial Statement Schedules

(a) The “Exhibit Index” is hereby incorporated by reference herein.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
i.	If the registrant is relying on Rule 430B:
A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(d)	The undersigned registrant hereby undertakes that:
i.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
ii.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kfar Saba, State of Israel on July 28, 2016.

Cellect Biotechnology Ltd.

By:	/s/ Dr. Shai Yarkoni Name: Dr. Shai Yarkoni Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on July 28, 2016, in the capacities indicated:

Name	Title	Date
/s/ Dr. Shai Yarkoni Dr. Shai Yarkoni	Chief Executive Officer and Director (Principal Executive Officer)	July 28, 2016
/s/ Ronen Twito Ronen Twito	Deputy CEO and Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)	July 28, 2016
* Kasbian Nuriel Chirich	Chairman of the Board of Directors	July 28, 2016
* Abraham Nahmias	Director	July 28, 2016
* Dr. Ruth Ben Yakar	Director	July 28, 2016
* Yuval Berman	Director	July 28, 2016
* David Grossman	Director	July 28, 2016
*By: /s/ Dr. Shai Yarkoni Dr. Shai Yarkoni Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Cellect Biotechnology Ltd. has signed this registration statement in the city of Monsey, the State of New York, on July 28, 2016.

Vcorp Services, LLC

By:	/s/ Isaac Muller
Name:	Isaac Muller
Title:	Authorized Representative

EXHIBIT INDEX

Exhibit No.	Exhibit Description
1.1**	Form of Underwriting Agreement.
3.1**	Articles of Association of Cellect Biotechnology Ltd. (unofficial English translation from Hebrew original).
3.2**	Certificate of Name Change of Cellect Biotechnology Ltd. (unofficial English translation from Hebrew original).
4.1**	Form of Deposit Agreement between Cellect Biotechnology Ltd., The Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder.
4.2**	Specimen American Depositary Receipt (included in Exhibit 4.1).
4.3**	Form of Warrant Agent Agreement.
4.4**	Form of Underwriters' Warrant.
5.1	Opinion of Doron Tikotzky Kantor Gutman Cederboum & Co., Israeli counsel to Cellect Biotechnology Ltd. (including consent).
5.2	Opinion of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, U.S. counsel to Cellect Biotechnology Ltd. (including consent).
10.1**	Founders Agreement dated June 1, 2011 between Kasbian Nuriel Chirich, Dr. Shai Yarkoni, and Dr. Nadir Askenasy.
10.2**	Chairman of the Board Agreement dated April 30, 2013 between Cellect Biotechnology Ltd. and Kasbian Nuriel Chirich (unofficial English translation from Hebrew original).
10.3**	Employment Agreement dated April 30, 2013 between Cellect Biotechnology Ltd. and Dr. Shai Yarkoni (unofficial English translation from Hebrew original).
10.4**	Employment Agreement dated October 14, 2015 between Cellect Biotechnology Ltd. and Ronen Twito.
10.5**	Consulting Agreement dated April 30, 2013 between Cellect Biotechnology Ltd. and Dr. Nadir Askenasy (unofficial English translation from Hebrew original).
10.6**	Cellect Biotechnology Ltd. 2014 Global Incentive Option Scheme.
10.7**	Joint Product Development Agreement dated June 17, 2015 between Cellect Biotechnology Ltd. and Entegris Inc.
21.1**	Subsidiaries of Cellect Biotechnology Ltd.
23.1**	Consent of Kost Forer Gabbay & Kasierer, Certified Public Accountant (Isr.), a member of Ernst & Young Israel.
23.2	Consent of Doron Tikotzky Kantor Gutman Cederboum & Co., Israeli counsel to Cellect Biotechnology Ltd. (included in Exhibit 5.1).
23.3	Consent of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, U.S. counsel to Cellect Biotechnology Ltd. (included in Exhibit 5.2).

**	Previously filed.